GALLOP, JOHNSON & NEUMAN, L.C.
                                 101 S. Hanley
                           St. Louis, Missouri 63105

                                September 5, 1997


North Fork Bancorporation, Inc.
275 Broad Hollow Road
Melville, New York  11747

         Re:      North Fork Bancorporation, Inc.
                  Registration Statement on Form S-4

Gentlemen:

         We have acted as special counsel to North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), in connection with the proposed issuance and sale by North Fork of an aggregate of up to 1,736,965 shares of common stock, par value $2.50 per share (the "Common Stock"), of North Fork, together with an equal number of rights to purchase units of Series A Junior Participating Preferred Stock of North Fork associated therewith (the "Rights"), pursuant to an Agreement and Plan of Merger, dated as of July 24, 1997, as amended (the "Merger Agreement"), by and among North Fork, a Connecticut interim bank to be formed as a wholly-owned subsidiary of North Fork ("Merger Bank") and Branford Savings Bank, a Connecticut-chartered stock form savings bank ("Branford").

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement of North Fork on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"),
(ii) the form of certificates to be used to represent the shares of Common Stock (and the Rights), (iii) the Certificate of Incorporation and ByLaws of North Fork, as amended to date, (iv) resolutions adopted by the Board of Directors of North Fork relating to the Merger Agreement and the issuance of the shares of Common Stock and Rights pursuant thereto, (v) the Rights Agreement, dated as of February 28, 1989 (the "Rights Agreement"), between North Fork and North Fork Bank, as Rights Agent, and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity

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North Fork Bancorporation, Inc.
September 5, 1997
Page 2


to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of North Fork and others.

         In rendering this opinion, we have assumed that, if North Fork issues in excess of 1,736,965 shares of Common Stock (and associated Rights) pursuant to the Merger Agreement, the Board of Directors of North Fork, including any appropriate committee appointed thereby, and appropriate officers of North Fork will have taken all necessary corporate action to approve the issuance of such additional shares of Common Stock and associated Rights and related matters.

         The opinions expressed by us herein are limited to the statutory Delaware General Corporation Law (Title 8), and we express no opinion as to any other laws.

         Based upon and subject to the foregoing, and assuming the due execution and delivery of certificates representing the shares of Common Stock in the form examined by us, we are of the opinion that:

         1. The shares of Common Stock to be issued by North Fork pursuant to the Merger Agreement, when issued in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

         2. The Rights, when issued as described in the Registration Statement and in accordance with the Rights Agreement, will be duly authorized and validly issued.

         We hereby  consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "LEGAL MATTERS" in the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,



                                          /s/GALLOP, JOHNSON & NEUMAN, L.C.